CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) entered into as of the 4th day of July, 2025, by and between Granite Construction Incorporated, a Delaware corporation (the “Company”) and James A. Radich, an individual (the “Consultant”).

WITNESSETH:

WHEREAS, Consultant was previously the Executive Vice President and Chief Operating Officer of the Company;

WHEREAS, the Consultant and the Company entered into a Severance Agreement, Release and Waiver on July 4, 2025 (“SAR&W Agreement”);

    WHEREAS, the Company wishes to have access to the unique knowledge of the Consultant regarding the construction of certain projects which Consultant has been intimately involved during his employment with the Company, and for other matters which may assist the Company during the management transition which is taking place following Consultant’s separation from the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party to the other, the parties hereto agree as follows:

1.    SCOPE AND TERM OF AGREEMENT

1.1    Engagement.        The Company hereby engages the Consultant to provide consulting services in accordance with paragraph 1.3.

1.2    Term of Engagement.         The term of the Consultant’s engagement under this Agreement shall be for a period commencing on the effective date hereof and ending on October 31, 2025 (the “Term”). The Term may only be extended by the mutual written consent of the parties. The parties acknowledge and agree that this Agreement and the terms and conditions contained herein, will only become effective and enforceable after the Release under the SAR&W Agreement has become effective and the Consultant has not exercised his right of revocation as set forth therein.

1.3    Duties.        During the Term, Consultant shall assist the Company, as may be requested by the Company, on the following matters: (a) advice related to the management and construction of certain projects; (b) advice related to the transition of management following Consultant’s separation from the Company; (c) advice related to claim review and other types of similar services concerning any business matters pertaining to the Company's (and/or one or more of its affiliates) business and/or projects as to which Consultant and the Company reasonably believe Consultant has relevant knowledge and/or expertise; or other matters related to the Company, as may be requested by the Company from time to time. During the Term, the Consultant shall serve the Company faithfully to the best of his ability. Consultant shall be paid for each hour worked on behalf of the Company at a rate of Two Hundred Fifty and No/100 dollars ($250.00) per hour.

1.4    Consultant shall provide the Company with a written report that generally describes work performed on behalf of the Company, and Consultant shall report hours worked on behalf of the Company. In the event the Company requires the Consultant to incur any expenses directly related to the Consultant’s duties hereunder and authorized by the Company prior to the incurrence of such expenses, the Company shall settle or cause others to settle directly or reimburse the Consultant monthly for all such expenses and out of pocket disbursements incurred. Prior to the payment of such expenses, the Consultant shall submit an expense account to the Company documenting in detail such expenses. All expenses must be pre-approved by the Company.

1.5    During the entire Term, the Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. As an independent contractor, the Consultant is not entitled to any benefits which would be applicable to an employee of the Company and the Consultant shall be solely responsible for any and all taxes applicable to the fees received under this Agreement. Neither the Company nor any of its subsidiaries or affiliates will withhold or pay any social security, federal, state or local taxes regarding the services to be supplied hereunder; provided, however, that should any federal or state taxing authority determine that Consultant does not qualify as an independent contractor, then the Company will be responsible only for its share of taxes and other payments i.e. the employer’s share of FICA, normally attributable to an employer.

2.    CONFIDENTIALITY AND COVENANT NOT TO COMPETE

2.1    All documents, assignments and results obtained during the Term, or as a result of Consultant’s prior employment with the Company, shall be held by the Consultant as confidential and shall not be divulged in any form whatsoever to any third party without the express written consent of the Company. Any and all property, reports and/or data presently in the Consultant’s possession or which comes into the Consultant’s possession from the Company or any of its subsidiaries or affiliates, and which relate in any manner to the businesses and/or operations of the Company, or any of their subsidiaries or affiliates, shall remain the sole property of the Company or the respective subsidiary or affiliate. Consultant agrees to return all Confidential Information and/or Trade Secrets (each as defined in the SAR&W Agreement) within two (2) days of the last day of the Term. To the extent Consultant maintains Confidential Information and/or Trade Secrets in electronic form on any computers or other electronic devices owned by Consultant, Consultant agrees to irretrievably delete all such information. All Company property, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, videos, memoranda, computer software and programs, data, or any other information, whether prepared or developed by Consultant or otherwise coming into Consultant’s possession, whether maintained by Consultant in the facilities of the Company, at home, or at any other location, is, and shall remain, the exclusive property of the Company and shall be promptly delivered to the Company, with no copies or reproductions retained by Consultant, within two (2) days of the last day of the Term.

2.2    Consultant may be engaged or employed in any other business, trade, profession, or other activity which does not place Consultant in a conflict of interest with the Company, provided that this Agreement and the payments to be made hereunder are specifically contingent upon the Consultant’s agreement not to engage, either directly or indirectly, in any business activities that do or may compete with the business of the Company without Company’s prior written consent, which may be withheld by Company in its sole discretion.

2.3    Consultant acknowledges that Consultant’s breach of any covenant contained in this Section 2 will result in irreparable injury to the Company and that the remedy at law of such parties for such a breach will be inadequate. Accordingly, Consultant agrees and consents that the Company, in addition to all other remedies available to it at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Consultant of any provision contained in this Section 2 (CONFIDENTIALITY AND COVENANT NOT TO COMPETE). The covenants contained herein shall be presumed to be reasonable and enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement.

3.    FEES AND EXPENSES

3.1    At the end of each calendar month, Consultant shall provide Company, to Company’s reasonable satisfaction, with an invoice detailing any monies due to Consultant for work performed hereunder. The Company shall then pay the Consultant within a reasonable time following the submission of such invoice, and in no event later than sixty (60) days following the receipt thereof.

3.2    Subject to paragraph 1.4 above, the Company shall reimburse Consultant monthly for all reasonable expenses and out-of-pocket disbursements incurred or made by Consultant that are directly related to Consultant’s duties on behalf of the Company.

4.    GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

5.    WAIVER

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

6.    CONSTRUCTION

The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

7.    OFFSET

The Consultant agrees that in the event there is any breach by him of any of the terms and conditions contained herein or any breach by him of any terms and conditions contained in the SAR&W Agreement, the Company shall have the right to immediately stop payments, offset and/or deduct from any remaining payments owed to the Consultant under this Agreement or any other agreement between the parties, up to the fullest extent permitted by applicable law. Any offset permitted by the Company is in addition to any other remedies the Company may have available.

8.    ENTIRE AGREEMENT

This Agreement constitutes the entire understanding of the Company and Consultant with respect to its subject matter, supersedes any prior agreement or arrangement relative to the Consultant’s services for the Company and no modification, supplement or amendment of any provision hereof shall be valid unless in writing and signed by both parties.

This Agreement is a personal service agreement and may not be assigned or subcontracted by the Consultant. Any dispute arising out of this Agreement shall be submitted to arbitration in Montgomery County, Texas and resolved in accordance with the rules of the American Arbitration Association. Notwithstanding the foregoing, the Company may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

9.    SEVERABILITY

In the event any court of competent jurisdiction shall determine that any restrictive covenant or any other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event such court shall deem any covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall never-the-less remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above-written.

                        Consultant

                        /s/ James A. Radich
                        By: James A. Radich

                        Granite Construction Incorporated

                        By /s/ Kyle T. Larkin
                         Name: Kyle T. Larkin
                         Title: President and Chief Executive
Officer